Exhibit 10.3

TAX RECEIVABLE AGREEMENT

between

ARRAY TECHNOLOGIES, INC.

and

Ron P. Corio

Dated as of July 8, 2016

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of July 8, 2016 is hereby entered into by and between Array Technologies, Inc., a New Mexico corporation (the “Company”), and Ron P. Corio, an individual (the “TRA Beneficiary”).

RECITALS

WHEREAS, pursuant to that certain Share Purchase Agreement, dated as of June 23, 2016 (the “Share Purchase Agreement”), between ATI Investment Sub, Inc., a Delaware corporation (“Acquiror”), the Company, and each of Ron P. Corio, Rebecca Janowitz, Lucy Ascoli and Naomi Janowitz (the “Company Sellers”), each of the individuals listed on Schedule 1.1(a) of the Disclosures Schedules of the Share Purchase Agreement signatory thereto (the “Rollover Shareholders”) and, solely with respect to Sections 2.12, 2.13 and 2.14 and Articles VII, IX and XI therein, Ron P. Corio, an individual, solely in his capacity as the Seller Representative, the Acquiror intends to purchase (the “Share Purchase”) from the Company Sellers all of the issued and outstanding shares of the capital stock of the Company (the “Shares”) held by the Company Sellers in exchange for cash.

WHEREAS, immediately before the closing of the Purchase (the “Closing”), the Rollover Shareholders shall contribute their respective Rollover Shares (as defined in the Share Purchase Agreement to ATI Investment Parent, LLC, a Delaware limited liability company (“Parent”) in exchange for shares of common units of Parent (the “Parent Shares”) (such exchange, the “Rollover”), in each case, in accordance with the terms and conditions of the Share Purchase Agreement and immediately following the Rollover, Parent intends to contribute the Rollover Shares to the Acquiror;

WHEREAS, Ron Corio (the “Seller”) is the sole member, and owns 100% of the issued and outstanding membership interests (the “Membership Interests”) of Array Technologies Patent Holding Co., LLC (the “LLC”) ;

WHEREAS, under section 301.7701-2(a) of the United States Treasury Regulations, the LLC is an entity disregarded as separate from the Seller;

WHEREAS, the Company and the Seller have entered into a certain Membership Interest Purchase Agreement, dated as of the date of this Agreement (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, immediately following the Closing (the “Purchase Date”), the Seller shall sell to the Company, and the Company shall purchase from the Seller, all of the issued and outstanding Membership Interests (the “Purchase”);

WHEREAS, the income, gain, loss, expense and other tax items of the Company may be affected by the Tax Assets (as defined below); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the actual or deemed effect of the Tax Assets on the liability for Taxes (as defined herein) of the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings.

“Acquiror” is defined in the Recitals of this Agreement.

“Additional Amount” is defined in Section 3.1(b) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreed Rate” means LIBOR + 100 basis points.

“Agreement” is defined in the Preamble of this Agreement.

“Amended Schedule” is defined in Section 2.4(b) of this Agreement.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset (i) under Section 1012 of the Code (or otherwise) and comparable sections of state, local and foreign tax laws as a result of the Purchase and (ii) as the result of the payments made pursuant to this Agreement to the extent such payments are not accounted for as interest under the Code.

“Basis Schedule” is defined in Section 2.2 of this Agreement.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday, or other day on which banks are required or authorized by Law to be closed in the state of New Mexico, the city of Los Angeles, or the City of New York.

“Closing” is defined in the Recitals of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended through the date of this agreement.

“Company” is defined in the Preamble of this Agreement.

“Company Sellers” is defined in the Recitals of this Agreement.

“Company Return” means the United States federal, state, local and/or foreign Tax Return, as applicable, of the Company filed with respect to Taxes of any Taxable Year.

“Consolidated Group” is defined in Section 7.15(a) of this Agreement.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Company, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign tax law, as applicable, or any other event (including the execution of an IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Taxes.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means LIBOR plus 1%.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expert” is defined in Section 7.12 of this Agreement.

“Governmental Authority” means any United States federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Company using the same methods, elections, conventions, and similar practices used on the relevant Company Return, but (i) using the Non-Stepped Up Tax Basis and (ii) excluding any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to the Tax Assets.

“Imputed Interest” in respect of the TRA Beneficiary shall mean any interest imputed under Section 1272, 1274, or 483 or other provision of the Code and any similar provision of state, local and foreign tax law with respect to the Company’s payment obligations of the TRA Beneficiary under this Agreement.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“LIBOR” means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR07” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such month (or portion thereof).

“LLC” is defined in the Recitals of this Agreement.

“Material Objection Notice” is defined in Section 4.2 of this Agreement.

“Membership Interests” is defined in the Recitals of this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Non-TRA Portion” is defined in Section 2.1 of this Agreement.

“Objection Notice” is defined in Section 2.4(a) of this Agreement.

“Parent” is defined in the Recitals of this Agreement.

“Parent Shares” is defined in the Recitals of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Purchase” is defined in the Recitals of this Agreement.

“Purchase Agreement” is defined in the Recitals of this Agreement.

“Purchase Date” is defined in the Recitals of this Agreement.

“Realized Tax Benefit” for a Taxable Year and for all Taxes collectively, is the net excess, if any, of the Hypothetical Tax Liability over the “actual” liability for Taxes of the Company for such Taxable Year, such “actual” liability to be computed in accordance with Section 2.1 of this Agreement. To the extent that the actual liability for Taxes of the Company for such Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such amount shall not be treated as an actual liability and shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” for a Taxable Year and for all Taxes collectively, is the net excess, if any, of the “actual” liability for Taxes of the Company for such Taxable Year, such “actual” liability to be computed in accordance with Section 2.1 of this Agreement, over the Hypothetical Tax Liability for such Taxable Year. To the extent that the actual liability for Taxes of the Company for such Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such amount shall not be treated as an actual liability and shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.12 of this Agreement.

“Reconciliation Procedures” means those procedures as defined in Section 7.12 of this Agreement.

“Reference Asset” means any asset that is held by the LLC for purposes of the applicable Tax at the time of the Purchase. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Rollover” is defined in the Recitals of this Agreement

“Rollover Shareholders” is defined in the Recitals of this Agreement.

“Sale of the Company” shall have the meaning as set forth in the Amended and Restated Limited Liability Company Agreement of Parent, dated as of July 8, 2016.

“Sale of the Company Rate” means 10%.

“Schedule” means any Basis Schedule or Tax Benefit Schedule and the Early Termination Schedule.

“Seller” is defined in the Recitals of this Agreement.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Shareholder” means a holder of Shares.

“Share Purchase” is defined in the Recitals of this Agreement.

“Share Purchase Agreement” is defined in the Recitals of this Agreement.

“Shares” is defined in the Recitals of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such other Person.

“Taxable Year” means a taxable year of the Company as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is prepared), ending on or after the Purchase Date.

“Tax Assets” means (i) the Basis Adjustment and (ii) Imputed Interest.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.3 of this Agreement.

“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or on an alternative basis and any interest related thereto.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Taxes.

“TRA Beneficiary” is defined in the Preamble of this Agreement.

“TRA Portion” is defined in Section 2.1 of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date,

(1) the Company will have taxable income sufficient to fully use the deductions and/or losses (including, as applicable and for the avoidance of doubt, any deductions taken as a result of applying the Valuation Assumptions) arising from any Tax Asset during such Taxable Year or future Taxable Years (including, as applicable and for the avoidance of doubt, Tax Assets that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(2) the federal income tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date; and

(3) any loss carryovers generated by any Tax Asset and available as of the date of the Early Termination Schedule will be used by the Company on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers.

ARTICLE II

DETERMINATION OF CUMULATIVE REALIZED TAX BENEFIT

2.1 Applicable Calculation Principles. Subject to Section 3.3, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Company for such Taxable Year (or portion thereof) attributable to the Tax Assets, as applicable, determined by using a “with and without” methodology. Carryovers or carrybacks of any tax item attributable to the Tax Assets, as applicable, shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to the Tax Assets, as applicable (a “TRA Portion”), and another portion that is not (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that (a) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3), and (b) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculations made in the prior Taxable Year. The parties agree that (i) any Tax Benefit Payment attributable to the Basis Adjustments (other than amounts accounted for as interest under the Code) will (A) be treated as a subsequent upward purchase price adjustment that gives rise to further Basis Adjustments to Reference Assets for the Company, and (B) have the effect of creating additional Basis Adjustments to Reference Assets for the Company, as applicable, in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

2.2 Basis Schedule. Within ninety (90) calendar days after the filing of the United States federal income Tax Return of the Company for the Taxable Year in which the Purchase was consummated, the Company shall deliver to the TRA Beneficiary a schedule (a “Basis Schedule”) that shows, in reasonable detail, for purposes of the calculation of Taxes: (a) the Non-Stepped Up Tax Basis of the Reference Assets as of the Purchase Date, (b) the Basis Adjustment attributable to the Reference Assets as a result of the Purchase, (c) the period or periods, if any, over which the Reference Assets are estimated to be amortizable and/or depreciable, and (d) the period or periods, if any, over which each Basis Adjustment attributable to the Reference Assets is estimated to be amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions).

2.3 Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the United States federal income Tax Return of the Company for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Company shall provide to the TRA Beneficiary a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

2.4 Procedures, Amendments.

(a) Procedure. Every time the Company delivers to the TRA Beneficiary an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Company shall also (x) deliver to the TRA Beneficiary schedules and work papers, as determined by the Company or reasonably requested by the TRA Beneficiary, providing reasonable detail regarding the preparation of the Schedule, and (y) allow the TRA Beneficiary reasonable access on two (2) days advance notice and during normal business hours at no cost to the appropriate representatives at the Company in connection with a review of such Schedule; provided, however, that there shall be no obligation to make any work papers available except (i) in accordance with the applicable accountants’ disclosure procedures as requested solely by such applicable accountants and then only after the TRA Beneficiary has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants and (ii) if such disclosure would not result in the waiver of the attorney-client or other legal privilege; provided that the Company shall use its reasonable efforts to cause the applicable accountants to disclose such work papers . The applicable Schedule shall become final and binding on all parties unless the TRA Beneficiary, within thirty (30) calendar days after receiving a Basis Schedule or a Tax Benefit Schedule, or amendments thereto, provides the Company with notice of a material objection to such Schedule (“Objection Notice”) made in good faith and containing a narrative summary describing the objection and the underlying reasoning and the TRA Beneficiary’s reasonable explanation of the amounts objected to as a result thereof. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days of receipt by the Company of an Objection Notice, the Company and the TRA Beneficiary shall employ the reconciliation procedures as described in Section 7.12 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Company (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the TRA Beneficiary, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”). The Company shall provide any Amended Schedule to the TRA Beneficiary, within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (vi) of the preceding sentence, and any such Amended Schedule shall be subject to the same approval procedures as set forth in Section 2.4(a).

ARTICLE III

TAX BENEFIT PAYMENTS

3.1 Payments.

(a) Payments. Within five (5) Business Days of a Tax Benefit Schedule that was delivered to the TRA Beneficiary becoming final in accordance with Section 2.4(a), the Company shall pay to the TRA Beneficiary for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer (or as otherwise directed by the TRA Beneficiary) of immediately available funds to a bank account of the TRA Beneficiary previously designated by the TRA Beneficiary to the Company in writing.

(b) A “Tax Benefit Payment” means, for a given Taxable Year, an amount, not less than zero, equal to the sum of (i) the Net Tax Benefit and (ii) the Additional Amount. The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of fifty percent (50%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.1, excluding payments attributable to the Additional Amount. The “Additional Amount” for a given Taxable Year, shall equal an interest-like return on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from ninety (90) days after the due date (without extensions) for filing the Company Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date. The Additional Amount shall not be treated as interest for Tax purposes, but instead shall be treated as additional consideration for the acquisition of Membership Interests or Reference Assets in the Purchase.

(c) For avoidance of doubt, in no case shall the TRA Beneficiary be required to return any portion of any previously made Tax Benefit Payment.

3.2 Intention; No Duplicative Payments. It is intended that the provisions of this Agreement will result in fifty percent (50%) of the Company’s Cumulative Net Realized Tax Benefit, and the entire Additional Amount, being paid to the TRA Beneficiary. It is also intended that the provisions of this Agreement will not result in duplicative payment of any amount. The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.

3.3 Pro Rata Payments; Coordination of Benefits.

(a) Notwithstanding anything in Section 3.1 to the contrary, if at any time there is more than one TRA Beneficiary, to the extent that the aggregate tax benefit of the Company’s deduction with respect to the Tax Assets in respect of the TRA Beneficiaries under this Agreement is limited in a particular Taxable Year because the Company does not have sufficient taxable income, the limitation on the tax benefit for the Company shall be allocated to the TRA Beneficiaries in proportion to the respective amounts of Realized Tax Benefits that would have been determined under this Agreement in respect of the TRA Beneficiaries if the Company had sufficient taxable income so that there were no such limitation.

(b) If for any reason the Company does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Company and the TRA Beneficiaries agree that (i) the Company shall pay the same proportion of each Tax Benefit Payment due under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full. For avoidance of doubt, the Tax Benefit Payments will be made in accordance with Section 5.2.

ARTICLE IV

TERMINATION

4.1 Early Termination; Breach of Agreement; Sale of the Company.

(a) The Company may terminate this Agreement at any time by paying to the TRA Beneficiary the Early Termination Payment attributable to the TRA Beneficiary; provided, however, that the Company may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by the Company, neither the TRA Beneficiary nor the Company shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed to by the Company and the TRA Beneficiary as due and payable but unpaid as of the Early Termination Notice and (ii) for the avoidance of doubt, Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amounts described in clauses (i) and (ii) are already included in the Early Termination Payment).

(b) In the event that the Company breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then, the TRA Beneficiary shall provide written notice to the Company describing such breach and the Company shall have ninety (90) days after the receipt of such notice to cure such breach.    If the Company cannot or has not cured such breach within ninety (90) days following the receipt of the written notice of such breach, unless as otherwise directed in writing by the TRA Beneficiary, all obligations hereunder shall be accelerated, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach. Such obligations shall include, but shall not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment agreed to by the Company and the TRA Beneficiary as due and payable but unpaid as of the date of a breach, (iii) for the avoidance of doubt, any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach (except to the extent that such amount is already included in the Early Termination Payment), and (iv) any reasonable legal and accounting expenses incurred by the TRA Beneficiary in connection with such breach by the Company. Notwithstanding the foregoing, in the event that the Company breaches this Agreement, the TRA Beneficiary shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms of this Agreement, but shall not be entitled to both remedies. The Company and the TRA Beneficiary agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement after the date such payment is due but within three (3) months of the date such payment is due. Notwithstanding anything to the contrary, it shall not be a breach of this Agreement if the Company fails to make any payment due pursuant to this Agreement when due as a result of the limitations set forth in Section 5.1 or to the extent that the Company has insufficient funds to make such payment despite using good faith efforts to obtain funds to make such payment; provided that the Company uses good faith efforts to ensure that it has sufficient funds to make such payment; provided further that interest at the Default Rate shall apply to such late payment.

(c) In the event of a Sale of the Company, all obligations under this Agreement shall, unless otherwise directed in writing by the TRA Beneficiary, be accelerated, and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Sale of the Company. Such obligations shall include, but not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of a Sale of the Company, (ii) any Tax Benefit Payment in respect of the TRA Beneficiary agreed to by the Company and the TRA Beneficiary as due and payable but unpaid as of the Early Termination Notice and (iii) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Sale of the Company. In the event of a Sale of the Company, the Early Termination Payment shall be calculated in accordance with Section 4.3(b), but by substituting (a) in each case the terms “the closing date of a Sale of the Company” as applicable, for an “Early Termination Date” and (b) the term “Sale of the Company Rate” for “Early Termination Rate.” Such payment will be made in the same manner as described Section 4.3(a), substituting “On the day of closing or the applicable effective date of the transaction giving rise to a Sale of the Company” for “Within three (3) Business Days after agreement between the TRA Beneficiary and the Company of the Early Termination Schedule.”

4.2 Early Termination Notice. If the Company chooses to exercise its right of early termination under Section 4.1 above, the Company shall deliver to the TRA Beneficiary notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on the TRA Beneficiary and the Company unless the TRA Beneficiary, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Company with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) and containing a brief written summary describing the objection and the underlying reasoning and the TRA Beneficiary’s reasonable explanation of the amounts objected to as a result thereof. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Company of the Material Objection Notice, the Company and the TRA Beneficiary shall employ the Reconciliation Procedures as described in Section 7.12 of this Agreement. All Early Termination Schedules affected by any changes resulting from a Material Objection Notice shall be updated and the Early Termination Payment(s) due in respect thereof shall be recalculated by the Company to take into account such changes.

4.3 Payment upon Early Termination.

(a) Within three (3) Business Days after agreement between the TRA Beneficiary and the Company of the Early Termination Schedule, the Company shall pay to the TRA Beneficiary an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer (or as otherwise directed by the TRA Beneficiary) of immediately available funds to a bank account designated by the TRA Beneficiary.

(b) The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal the sum of (i) the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Company to the TRA Beneficiary beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied and (ii) without duplication of any amounts referred to in (i), amounts deferred pursuant to the last sentence of Section 4.1(b) (including interest).

4.4 Unilateral Termination. At any time and by providing notice (the “Unilateral Termination Notice”) to the Company, the TRA Beneficiary may elect to terminate this Agreement effective as of the date designated by the TRA Beneficiary in such notice (the “Unilateral Termination Date”). Upon receipt of the Unilateral Termination Notice, the Company shall have no further payment obligations under this Agreement other than for a (a) Tax Benefit Payment agreed to by the Company and the TRA Beneficiary as due and payable but unpaid as of the Unilateral Termination Date and (b) Tax Benefit Payment due for the Taxable Year ending with or including the Unilateral Termination Date.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payments required to be made by the Company to the TRA Beneficiary under this Agreement shall not be paid hereunder unless permitted to be paid under the documentation evidencing the Senior Obligations, and shall rank (a) subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Company and its Subsidiaries (“Senior Obligations”), (b) pari passu with all current or future unsecured obligations of the Company that are not Senior Obligations, and (c) senior to any other payment obligations of the Company pursuant to any other tax receivable agreements (or agreements providing similar benefits) to which the Company is a party.

5.2 Late Payments by the Company. Any payments required to be made under this Agreement that have become due and remain unpaid, including any amounts that remain unpaid as a result of Section 5.1, shall be payable together with any interest thereon, computed at the Default Rate and commencing on the date on which such payments were due and payable.

5.3 Senior Obligations. The holders of Senior Obligations shall be express third party beneficiaries of the provisions in this Section 5 and this Section 5 shall not be amended, supplemented or otherwise modified without their consent.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

6.1 TRA Beneficiary Participation in the Company’s Tax Matters. Except as otherwise provided in this Agreement, the Company shall have full responsibility for, and sole discretion over, all tax matters concerning the Company and the LLC. These responsibilities include, without limitation, the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Company shall notify the TRA Beneficiary of, and keep the TRA Beneficiary reasonably informed with respect to, the portion of any audit of the Company and or the LLC by a Taxing Authority the outcome of which is reasonably expected to affect the TRA Beneficiary’s rights and obligations under this Agreement, and shall provide to the TRA Beneficiary reasonable opportunity to provide information and other input to the Company and its advisors concerning the conduct of any such portion of such audit.

6.2 Consistency. Except for items that are explicitly described in this Agreement, including items described as “deemed” or in similar manner by the terms of this Agreement, the Company and the TRA Beneficiary agree to report and cause to be reported for all purposes, including federal, state, and local tax purposes and financial reporting purposes, all tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Company in any Schedule required to be provided by or on behalf of the Company under this Agreement.

6.3 Cooperation. The TRA Beneficiary shall (a) furnish to the Company in a timely manner such information, documents and other materials as the Company may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Company and its representatives to provide explanations of documents, materials and such other information as the Company or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Company shall reimburse the TRA Beneficiary for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company, to:

Attention:

Facsimile:

E-mail:

with a copy (which shall not constitute notice) to:

Attention:

Facsimile:

E-mail:

If to the TRA Beneficiary, to the address and facsimile number set forth in the LLC’s records.

Attention:

Facsimile:

E-mail:

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attention: ####

Facsimile: ####

E-mail: ####

and

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Suite 4000

Los Angeles, CA 90067-3026

Attention: ####

Facsimile: ####

E-mail: ####

Any party may change its address or fax number by giving the other party written notice of its new address, fax number, or e-mail address in the manner set forth above.

7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

7.3 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

7.4 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transaction contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, including, any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transaction contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

7.5 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

7.6 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

7.7 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

7.8 Assignment; Amendments; Waivers; Successors. The TRA Beneficiary shall not assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement, to any Person without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed, and without such Person executing and delivering a Joinder agreeing to succeed to the applicable portion of the TRA Beneficiary’s obligations under and interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”). Notwithstanding the foregoing, the TRA Beneficiary shall be allowed to transfer its interest in this Agreement (i) to any family member, (ii) to trusts solely for the benefit of the TRA Beneficiary or such family members, and (iii) to corporations, partnerships or limited liability companies in which such trusts, family members or TRA Beneficiary are the only shareholders, partners, or members, so long as such assignees meet the Joinder Requirement. To the extent any assignments which are permitted to be made by the TRA Beneficiary hereunder result in their being more than one TRA Beneficiary, all rights of the TRA Beneficiary hereunder shall become exercisable only by the Persons entitled to receive a majority of the Tax Benefit Payments hereunder.    No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Company and the TRA Beneficiary. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

7.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.10 Resolution of Disputes.

Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party that are not governed by Section 7.12 shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

7.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING IN RESPECT OF ANY DEBT FINANCING OR ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST THE FINANCING SOURCES).

7.12 Reconciliation. In the event that the Company and the TRA Beneficiary are unable to resolve a disagreement with respect to the matters governed by Sections 2.4, 4.2 and 6.2, or with respect to the determination of any amounts payable hereunder, within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm, and the Expert shall not, and, unless the TRA Beneficiary agrees otherwise, the firm that employs the Expert shall not, have any material relationship with either the Company or the TRA Beneficiary or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of the commencement of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on such date and such Tax Return may be filed as prepared by the Company, subject to adjustment or amendment upon resolution.

The costs and expenses of any dispute resolution pursuant to this Section 7.12 incurred by the Company and the TRA Beneficiary shall be borne by the party incurring such cost or expense. The fees and expenses of the Expert shall be borne by the Company and the TRA Beneficiary in reverse proportion of the dollar amounts rendered to each party to the aggregate amount at issue, as determined by the Expert at the time the determination on the merits of the matters submitted.

The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.12 shall be binding on the Company and the TRA Beneficiary and may be entered and enforced in any court having jurisdiction.

7.13 Withholding. The Company shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law; provided, however, that the Company shall provide the TRA Beneficiary not less than 10 days’ notice before making any such withholding and shall give the TRA Beneficiary the opportunity to provide such documentation as the Company may reasonably request to relieve the Company of its obligation to withhold. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the TRA Beneficiary. Each TRA Beneficiary shall promptly provide the Company with any applicable tax forms and certificates reasonably requested by the Company in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law.

7.14 Aggregate Value of Payments Not Reasonably Ascertainable. The Company and the TRA Beneficiary hereby acknowledge that, as of the date of this Agreement, the aggregate value of the Tax Benefit Payments cannot reasonably be ascertained for United States federal income tax or other applicable tax purposes.

7.15 The Company as a Member of a Consolidated Group; Transfers of Corporate Assets.

(a) After the Closing, the Company will be a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code and any corresponding provisions of state, local or foreign law (“Consolidated Group”). Therefore: (i) all provisions of this Agreement shall be applied with respect to the Consolidated Group as a whole; (ii) Tax Benefit Payments, Early Termination Payments and other applicable items under this Agreement shall be computed with reference to the consolidated taxable income of the group as a whole; (iii) the members of the Consolidated Group shall be jointly and severally liable with respect to all of the provisions under this Agreement; and (iv) the parent of the Consolidated Group shall unconditionally guarantee the obligations of the Company under this Agreement.

(b) If any entity that is obligated to make any payments hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any such payments (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

7.16 Confidentiality. The TRA Beneficiary acknowledges and agrees that the information of the Company is confidential and, except in the course of performing any duties as necessary for the Company and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, the TRA Beneficiary shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Company and its Affiliates and successors, concerning the LLC and its Affiliates and successors, learned by the TRA Beneficiary heretofore or hereafter. This Section 7.16 shall not apply to (a) any information that has been made publicly available by the Company or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Beneficiary in violation of this Agreement) or is generally known to the business community and (b) the disclosure of information to the extent necessary for the TRA Beneficiary to prepare and file his or her Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns.

If the TRA Beneficiary commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.16, the Company shall have the right and remedy to have the provisions of this Section 7.16 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company or any of its Subsidiaries and the accounts and funds managed by the Company and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

7.17 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Signature Page Follows

IN WITNESS WHEREOF, the Company and the TRA Beneficiary have duly executed this Agreement as of the date first written above.

ARRAY TECHNOLOGIES, INC.

By:	/s/ Ron P. Corio

Name:	Ron P. Corio

Title:	Chief Executive Officer

TRA BENEFICIARY:

For Individual and Joint Members:

/s/ Ron P. Corio
(Signature)

Print Name: Ron P. Corio

(Signature of Joint Member)

Print Name of Joint Member, if any:

For Corporate, Partnership, Limited Liability Company, Trust or Other Entity Members:

(Print Name of Entity)

By:
(Signature)
Name:
Title: